Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P.O. BOX 187 • KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY

ROBERT I. WEBBER

808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2007 4th QUARTER RESULTS

Kahului, Hawaii, February 29, 2008. Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported net income of $8.0 million, or $1.03 per share, for the year ended December 31, 2007 compared to net income of $7.2 million, or $1.00 per share, for 2006.  Consolidated revenues were $154.1 million in 2007 compared to $178.9 million in 2006, a decrease of 14%.  This decrease primarily reflects a reduction in Agriculture segment revenues due to the restructuring that began in the second quarter of 2007, and a decrease in the Resort segment revenues, largely due to the temporary closure and renovation of the Ritz-Carlton Kapalua and other facilities at Kapalua Resort during 2007, and the closure of the Village Course in February 2007.

For the fourth quarter of 2007, the Company reported a net loss of $4.0 million ($.51 per share) compared to net loss of $1.5 million ($.20 per share) for the fourth quarter of 2006.  Consolidated revenues declined by 44% from $46.5 million in the fourth quarter of 2006 to $25.9 million in the fourth quarter of 2007, reflecting lower revenues from all of the Company’s business segments.

“Fourth quarter results reflect extensive redevelopment programs in the Resort segment, and restructuring costs in the Agriculture segment,” said David C. Cole, Chairman, President, and CEO.  “The company enters 2008 with renovated facilities and new amenities at the Kapalua resort and vastly simplified operations in its pineapple unit.”

The Community Development segment reported an operating profit of $6.9 million for the fourth quarter of 2007 compared to $10.1 million for the fourth quarter of 2006.  Revenues from this operating segment were $6.8 million for the fourth quarter of 2007 compared to $18.8 million for the fourth quarter of 2006.  The reduction in revenues and operating profit in the fourth quarter of 2007 was primarily due to lower income from non-core land sales transactions, partially offset by increased income from Kapalua Bay Holdings LLC.  The Community Development segment reported an operating profit of $53.1 million in 2007 compared to $36.2 million in 2006.  Revenues from this operating segment were $68.1 million for 2007 compared to $67.3 million for 2006.  In 2007, operating profit included $44.2 million from the sale of non-core land parcels and the land underlying the Ritz-Carlton, Kapalua, and $16.9 million of income from our investment in Kapalua Bay Holdings, LLC; compared to $31.6 million from the sale of non-core properties and a loss of $5.3 million from Kapalua Bay Holdings, LLC in 2006.

The Resort segment reported an operating loss of $5.0 million for the fourth quarter of 2007 compared to an operating loss of $3.0 million for the fourth quarter of 2006.  Resort segment revenues were

$7.5 million or 32% lower for the fourth quarter of 2007 compared to the fourth quarter of 2006.  For all of 2007, the Resort segment had an operating loss of $11.7 million compared to an operating loss of $6.4 million in 2006.  Resort segment revenues were $35.8 million in 2007 compared to $46.1 million in 2006, a decrease of 22%.  The Ritz-Carlton, Kapalua hotel was closed from July 2007 through the end of December for extensive renovations, which negatively impacted the level of activity at the Kapalua Resort.  In addition, the closure of the Village Course at the end of February 2007, and the partial closure of the Bay Course from August 2007 to early December for a comprehensive re-seeding of the greens, also negatively affected Resort segment revenues.

The Agriculture segment produced an operating loss of $8.0 million for the fourth quarter of 2007 compared to an operating loss of $8.9 million for the fourth quarter of 2006.  Revenues from the Agriculture segment in the fourth quarter of 2007 were $10.1 million compared to $14 million in the fourth quarter of 2006, a decrease of 28%.  For the year 2007, the Agriculture segment produced an operating loss of $26.6 million compared to an operating loss of $18.9 million for 2006; and revenues for 2007 were $47.5 million compared to $65.2 million in 2006, a 27% decrease that primarily reflects the discontinuation of the sale of processed products.  The Agriculture segment operating loss for 2007 includes charges totaling approximately $8.5 million for contract cancellations, employee severance and equipment and supply write-offs as a result of the restructuring of the Company’s pineapple operations.  In 2007, the Company ceased all canning and processing of solid-pack pineapple products, and in December entered into a consignment agreement whereby Calavo Growers, Inc. from California will be the exclusive seller and distributor of the Company’s Maui Gold® in the continental United States and Canada.  Operating losses for 2006 included $7.6 million of charges for acceleration of depreciation and write-offs of assets that were to be replaced, employee severance charges, and training costs for employees who were taken out of operations for retraining as the Company’s new fresh fruit packing facility in Kahului that was placed in service in mid- 2006 reduced the labor necessary to pack fresh pineapple.

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MAUI LAND & PINEAPPLE COMPANY, INC.
Report of Consolidated Operations
(Unaudited)
(in thousands except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Revenues
Community Development	$6,780	$18,820	$68,105	$67,326
Resort	7,455	10,950	35,804	46,098
Agriculture	10,160	16,699	47,466	65,194
Other	1,508	34	2,695	279
Total Operating Revenues	$25,903	$46,503	$154,070	$178,897

Operating Profit (Loss)
Community Development	$6,915	$10,138	$53,135	$36,236
Resort	(4,977)	(3,026)	(11,707)	(6,426)
Agriculture	(8,019)	(8,883)	(26,615)	(18,580)
Other	796	(390)	627	(881)
Total Operating Profit (Loss)	(5,285)	(2,161)	15,440	10,349
Interest Expense	(1,198)	(615)	(2,647)	(775)
Interest Income	194	212	985	1,367
Income Tax (Expense) Benefit	2,251	1,107	(5,767)	(3,716)

Net Income (Loss)	$(4,038)	$(1,457)	$8,011	$7,225

Earnings Per Common Share
Basic	$(0.51)	$(0.20)	$1.03	$1.00
Diluted	$(0.51)	$(0.20)	$1.02	$0.98

Average Common Shares Outstanding
Basic	7,931,154	7,256,800	7,802,282	7,259,534
Diluted	7,931,154	7,256,800	7,862,956	7,347,694

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.